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                                           Dresdner RCM Global Investors LLC
                                           Four Embarcadero Center
                                           San Francisco, California 94111-4189
                                           Phone:   415-954-5400
                                           Fax      415-954-8200

November 6, 2000

To Our Clients:

        RE: Special Meeting of Stockholders of the Dresdner RCM Capital Funds, Inc. and Dresdner RCM Investment Funds Inc.

         A special joint meeting of stockholders of the Dresdner RCM Capital Funds, Inc. (the "Capital Company") and the Dresdner RCM Investment Funds Inc. will be held on December 18, 2000. As you may know, there are currently three separate funds that comprise the Capital Company: the Dresdner RCM MidCap Fund, Dresdner RCM Small Cap Fund and Dresdner RCM International Growth Equity Fund (collectively, the "Capital Funds"). As a stockholder in one or more of the Capital Funds, you are being asked to approve a structural change that would result in your fund becoming a part of the larger family of funds known as Dresdner RCM Global Funds, Inc. The enclosed proxy materials describe in detail how this change will be effected and the benefits that we anticipate will result from these changes.

         Importantly, the reorganization will be completely transparent to you. It will NOT result in any change to your fund's name, its investment objectives, its portfolio managers or its investment operations.

         Thank you again for your time and consideration of the enclosed proxy information. We hope that you vote to approve the requested changes by filling out the enclosed proxy card and mailing it in the postage-paid return envelope provided. If you have any questions, please do not hesitate to contact your client service representative.

Sincerely,
Dresdner RCM Global Investors LLC


/s/ Joseph M. Rusbarsky
Joseph M. Rusbarsky
Senior Managing Director









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